UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 12, 2023

Date of Report (Date of earliest event reported)

ECD AUTOMOTIVE DESIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41497	86-2559175
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4390 Industrial Lane Kissimmee, Florida	34758
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 483-4825

EF HUTTON ACQUISITION CORPORATION I

24 Shipyard Drive, Suite 102

Hingham, MA 02043

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ECDA	The Nasdaq Stock Market LLC
Warrants	ECDAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “Combined Company,” and the “Company” refer to ECD Automotive Design, Inc., a Delaware corporation (formerly known as EF Hutton Acquisition Corporation I, a Delaware corporation), after giving effect to the Business Combination (as defined below), and where appropriate, our wholly-owned subsidiaries (including Humble Imports Inc. d/b/a Auto Design) following the Closing Date (as defined below). Furthermore, unless otherwise stated or unless the context otherwise requires, references to “EFHT” refer to EF Hutton Acquisition Corporation I, a Delaware corporation, prior to the Closing Date. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus filed by EFHT with the Securities and Exchange Commission (the “SEC”) on November 13, 2023 (the “Proxy Statement/Prospectus”) and such definitions are incorporated herein by reference.

This Report incorporates by reference certain information from reports and other documents that were previously filed with the SEC, including certain information from the Proxy Statement/Prospectus. To the extent there is a conflict between the information contained in this Report and the information contained in such prior reports and documents and incorporated by reference herein, the information in this Report controls.

Closing of Business Combination

On December 12, 2023, ECD Automotive Design, Inc., formerly known as EF Hutton Acquisition Corporation I (the “Company” or the “Registrant”), completed the business combination (the “Business Combination”) contemplated by the merger agreement, dated as of March 3, 2023 (the “Merger Agreement”) by and among EFHT, Humble Imports Inc., d/b/a ECD Auto Design, a Florida corporation (“Humble” or “ECD”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK”), EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of EFHT, and Scott Wallace, as the Securitiyholder Representative. The Merger Agreement was previously reported on the Current Report on Form 8-K filed by EFHT with the SEC on March 6, 2023.

Amendment to Merger Agreement

On October 14, 2023, EFHT, Humble, ECD UK, Merger Sub, and Scott Wallace entered into the first amendment to the Merger Agreement (the “Amendment”), which provided, among other things, that in exchange for 100% of the outstanding equity of Humble, the Company will issue 25,100,000 shares of common stock (“Company Common Stock”), 39,000 shares of Company Series A Convertible Preferred Stock (the “Company Preferred Stock”), a warrant to purchase 1,091,535 shares of Company Common Stock, a warrant to purchase 15,819 shares of Company Preferred Stock and a cash payment of $2,000,000 pro rata to the former security holders of Humble. The Amendment also removed the minimum cash closing condition contained in the Merger Agreement and replaced it with a condition to closing the Business Combination that the Company close the senior secured convertible note in the principal amount of $15,819,209. The Amendment was previously reported on the Current Report on Form 8-K filed by EFHT with the SEC on October 17, 2023.

Closing of Senior Secured Convertible Note

Immediately prior to the closing of the Business Combination on December 12, 2023, EFHT closed the debt financing transaction contemplated by the Securities Purchase Agreement, dated October 6, 2023 (the “SPA”), by and between EFHT and Defender SPV LLC (the “Lender”). The SPA was previously reported on the Current Report on Form 8-K filed by EFHT with the SEC on October 11, 2023. Pursuant the SPA, EFHT executed and delivered to the Lender a senior secured convertible note (the “Note”), a copy of which is attached hereto as Exhibit 10.7, in exchange for a loan in the principal amount of $15,819,209. The Note shall accrue interest at an annual rate equal to the Prime Interest rate plus 5% per annum which is payable monthly in cash or, upon the Company’s option, in securities of the Company provided certain conditions are met at the increased interest rate of the Prime Interest rate plus 8% per annum. The Company is required to pay a late charge of 12% per annum (“Late Charges”) on any amount of principal or other amounts that are not paid when due. The Note is convertible into shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”) at the option of the Lender at a conversion price of $10.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the Company Common Stock issuable upon conversion of the Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $6.00. The conversion price is subject to a downward adjustment if the Company issues equity in the future at a price less than $10.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the Note. Upon the Lender’s conversion of the Note, the conversion amount shall be equal to 115% of the principal amount to be converted under the Note plus any accrued and unpaid interest, and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”). Lender’s ability to convert the Note into shares of Company Common Stock is subject to a 4.99% blocker, such that Lender cannot convert the Note into shares of Company Common Stock to the extent it will make the Lender a beneficial owner of more than 4.99% of the Company Common Stock. The Company has the option to prepay the Note, upon thirty (30) business day written notice, by paying the product of the 20% redemption premium multiplied by the greater of (i) the conversion amount to be redeemed and (ii) the product of (x) the Conversion Rate with respect to the conversion amount to be redeemed multiplied by (y) the greatest closing sale price of our Company Common Stock on any trading day immediately preceding such notice of redemption and the date the Company makes the entire payment required. Based on the terms of the Note, the Company will receive proceeds under the Note in an amount of $13,700,000, before payment of expenses.

In connection with the execution of the Note, the Company, Humble and ECD UK executed and delivered to the Lender a security agreement, providing the Lender a security interest in all of the Company’s current assets and to be acquired assets (the “Security Agreement”), a copy of which is attached hereto as Exhibit 10.8. Humble and ECD UK also executed an Intellectual Property Security Agreement, a copy of which is attached hereto as Exhibit 10.9, providing the Lender a security interest in all of the intellectual property owned by Humble and ECD UK. The Company also executed and delivered to the Lender a registration rights agreement to provide the Lender with certain registration rights in connection with the shares of Company Common Stock into which the Note is convertible (the “Registration Rights Agreement”), a copy of which is attached hereto as Exhibit 10.10. Humble and ECD UK each executed a guaranty (the “Guaranty”), a copy of which is attached hereto as Exhibit 10.11, in favor of the Lender, to guarantee the obligations under the Note and the Security Agreement. Finally, all insider stockholders of the Company Common Stock of the Company executed lock-up agreements (the “Lock-Up Agreements”), a copy of which is attached hereto as Exhibit 10.12, restricting their ability to sell the Company Common Stock until six (6) months after the registration statement registering the shares of Company Common Stock underlying the Note is declared effective.

Completion of the Merger

As previously reported on the Current Report on Form 8-K filed by EFHT with the SEC on December 8, 2023, EFHT held a special meeting of its stockholders on December 7, 2023 (the “Special Meeting”), at which holders of 5,089,203 shares of EFHT Common Stock ( the “EFHT Common Stock”), representing approximately 76.82% of the issued and outstanding shares of EFHT Common Stock, were present in person or by proxy, constituting a quorum for the transaction of business. Only stockholders of record as of the close of business on November 13, 2023, the record date (the “Record Date”) for the Special Meeting, were entitled to vote at the Special Meeting. As of the Record Date, 6,625,147 shares of EFHT Common Stock were outstanding and entitled to vote at the Special Meeting.

At the Special Meeting, EFHT’s stockholders approved the proposals outlined in the Proxy Statement/Prospectus, including, among other things, the adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Humble, with Humble continuing as the surviving corporation and as a wholly-owned subsidiary of the Company, and the issuance of the Company’s securities as consideration thereunder, as described in the section titled “The Business Combination Proposal (Proposal 1)” beginning on page 56 of the Proxy Statement/Prospectus (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

In connection with and in advance of the Merger, on December 12, 2023, EFHT filed the following documents with Secretary of State of the State of Delaware:

1.	an Amendment to its Amended and Restated Certificate of Incorporation, as amended (the “Charter”), a copy of which is attached hereto as Exhibit 3.2.

2.	A Second Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit 3.3; and

3.	A Certificate of Designations, designating the rights and preferences of the Company’s Series A Convertible Preferred Stock, a copy of which is attached hereto as Exhibit 3.4.

In advance of the Closing, Lender provided Humble a Conversion Notice to convert 14,000 shares of its Humble Series A Convertible Preferred Stock into 1,400,000 shares of common stock of Humble (“Humble Common Stock”). Following the Lender’s conversion of 14,000 shares of Humble Series A Convertible Preferred Stock, the Lender held 25,000 shares of Humble Series A Convertible Preferred Stock and an aggregate of 2,500,000 shares of Humble Common Stock.

On December 12, 2023 (the “Closing Date”), following the issuance of the Note, the Business Combination, among other transactions contemplated by the Merger Agreement, was completed (the “Closing”).

The Merger Consideration and Treatment of Securities

At the Closing, pursuant to the terms of the Merger Agreement and after giving effect to the redemptions of shares of EFHT Common Stock:

1.	the total consideration paid at the Closing (the “Merger Consideration”) by EFHT to Humble security holders was 26,500,000 shares of Company Common Stock, 25,000 shares of Company Preferred Stock, a warrant to purchase 1,091,525 shares of Company Common Stock, a copy of which is attached hereto as Exhibit 4.1, and a warrant to purchase 15,819 shares of Company Preferred Stock, a copy of which is attached hereto as Exhibit 4.2 (the “Securities Consideration”), and a cash payment of $2,000,000 pro rata to the former security holders of Humble (the “Cash Consideration” and, collectively with the Securities Consideration, the “Merger Consideration”);

2.	each share of Merger Sub common stock, par value $0.0001 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time was converted into one newly issued share of Company Common Stock of the Surviving Corporation.

Following the filing of a Certificate of Merger with the Florida Department of State, Merger Sub merged with and into Humble with Humble as the surviving corporation, effective December 12, 2023. Thus, Humble became a wholly-owned subsidiary of the Company. In connection with the Merger, the Company changed its name to “ECD Automotive Design, Inc.” The Merger Certificate is attached hereto as Exhibit 2.3.

Item 1.01. Entry into Material Definitive Agreement.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 1.01 by reference.

Amended and Restated Registration Rights Agreement

On December 12, 2023, EFHT, EF Hutton Partners, LLC (the “Sponsor”), and EF Hutton, LLC as underwriter and financial advisor to EFHT (the “Underwriter”) entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which the Sponsor, holders of founder shares, Private Units, the Underwriter and holders of the Lock-Up Shares, will be provided certain rights relating to the registration of certain EFHT securities.

The Amended and Restated Registration Rights Agreement provides that the Company shall, within 30 days receipt of the Company of a demand (the “Filing Deadline”), file with the SEC a registration statement registering the resale of the shares of all securities registrable pursuant to the Amended and Restated Registration Rights Agreement held by the signatories thereto (other than the Company). The Company is not obligated to effect more than two demands for registration per calendar year. The Company will use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but the Company shall have the right to defer any demand for registration for 90 days, as described in the Amended and Restated Registration Rights Agreement. In addition, the holders of these securities will have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Amended and Restated Registration Rights Agreement. The Company and the other signatories to the Amended and Restated Registration Rights Agreement will provide customary indemnification in connection with any offerings of Company Common Stock effected pursuant to the terms of such.

The foregoing description of the Amended and Restated Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amended and Restated Registration Rights Agreement which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Lock-Up Agreement

On December 12, 2023, in connection with the Closing, the Sponsor and the certain holders of Humble Common Stock entered into a sponsor lock-up agreement (the “Sponsor Lock-Up Agreement”), and a company lock-up agreement, respectively (the “Company Lock-Up Agreement”, together with the Sponsor Lock-up Agreement, the “Lock-Up Agreement”), pursuant to which each signer of a Lock-Up Agreement agreed, subject to certain customary exceptions, not to sell, offer to sell, contract or agree to sell, pledge or otherwise dispose of, directly or indirectly, shares of Company Common Stock held by them as part of the Merger Consideration ( the “Lock-Up Shares”) for a period of six (6) months from the Closing Date ( the “Lock-Up Period”).

The material terms of the Lock-Up Agreements are described in the section of the Proxy Statement/Prospectus beginning on page 21 titled “Certain Related Agreements—Lock-Up Agreements” and is incorporated by reference herein. The foregoing description of Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Company Lock-Up Agreement and Sponsor Lock-up Agreement , which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

In advance of the Closing, Lender provided Humble a Conversion Notice to convert 14,000 shares of its Humble Series A Convertible Preferred Stock into 1,400,000 shares of Humble Common Stock. Following the Lender’s conversion of 14,000 shares of Humble Series A Convertible Preferred Stock, the Lender held 25,000 shares of Humble Series A Convertible Preferred Stock and an aggregate of 2,500,000 shares of Humble Common Stock.

On December 12, 2023, the following consideration was paid at the Closing by EFHT to Humble security holders:

1.	26,500,000 shares of Company Common Stock,

2.	25,000 shares of Company Preferred Stock,

3.	a warrant to purchase 1,091,525 shares of Company Common Stock,

4.	a warrant to purchase 15,819 shares of Company Preferred Stock, and

5.	a cash payment of $2,000,000 pro rata to the former security holders of Humble.

On December 5, 2023, public stockholders holding 3,470,172 of the EFHT Common Stock exercised their right to redeem such shares, after giving effect to certain redemption elections prior to the Closing, for a pro rata portion of the funds in EFHT’s trust account (the “Trust Account”). As a result, $37,260,554.29 (approximately $10.74 per share) was removed from the Trust Account to pay such holders. Following redemptions, the Company had 22,475 public shares of Company Common Stock outstanding.

On December 13, 2023, the Company Common Stock and the Company’s warrants to purchase Company Common Stock began trading on the Nasdaq Global Market under the symbols “ECDA” “ECDAW,” respectively.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as EFHT was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company, as the successor issuer to EFHT is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company as the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

Certain statements contained in this Report may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and for purposes of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the Company. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Report, forward-looking statements may be identified by the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “future,” “intend,” “may,” “might,” “strategy,” “opportunity,” “plan,” “project,” “possible,” “potential,” “project,” “predict,” “scales,” “representative of,” “valuation,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

The Company cautions readers of this Report that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, other performance metrics, projections of market opportunity, expected management and governance of the Company. These statements are based on various assumptions, whether or not identified in this Report, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. The risk factors and cautionary language contained in this Report, and incorporated herein by reference, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in such forward-looking statements, including among other things:

●	changes in the competitive industries and markets in which the Company operates or plans to operate;

●	changes in applicable laws or regulations affecting the Company’s business;

●	the Company’s ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

●	risks related to the Company’s potential inability to achieve or maintain profitability and generate significant revenue;

●	current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on the Company, its business and the markets in which it operates;

●	the Company’s potential inability to manage growth effectively;

●	the Company’s ability to recruit, train and retain qualified personnel;

●	estimates for the prospects and financial performance of the Company’s business may prove to be incorrect or materially different from actual results;

●	costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination;

●	risks related to the Company’s marketing and growth strategies;

●	the effects of competition on the Company’s business;

●	expectations with respect to future operating and financial performance and growth, including when the Company will generate positive cash flow from operations;

●	the Company’s ability to raise funding on reasonable terms as necessary to develop its products in the timeframe contemplated by its business plan;

●	other risks and uncertainties indicated in this Report, including those under “Risk Factors” beginning on page 51 in the Proxy Statement/Prospectus and other filings that have been made or will be made with the SEC by the Company.

In addition, there may be events that the Company’s management is not able to predict accurately or over which the Company has no control.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section titled “Information About ECD” beginning on page 101, which is incorporated herein by reference.

Risk Factors

The risks associated with the Company are described in the Proxy Statement/Prospectus beginning on page 32 and specifically including in the in the sections titled “Risk Factors – Risks Related to ECD,” beginning on page 32 and “Risks related to the Combined Company Common Stock and the Securities Market” beginning on page 48 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Financial Information

The Statement of Operations and cash flows data of Humble for fiscal years ended December 31, 2022 and December 31, 2021, and the balance sheets data of Humble as of June 30, 2023, December 31, 2022 are described in the Proxy Statement/Prospectus beginning on page F-38, and that information is incorporated herein by reference.

The Statement of Operations and cash flows data of EFHT for fiscal years ended December 31, 2022 and December 31, 2021, and the balance sheets data of the Company as of June 30, 2023, December 31, 2022 are described in the Proxy Statement/Prospectus beginning on page F-2, and that information is incorporated herein by reference.

The Statement of Operations and cash flows data of Humble for the three and nine months ended September 30, 2023 and 2022 and the balance sheets data of Humble as of September 30, 2023 are attached hereto as Exhibit 99.1.

The Statement of Operations and cash flows data of EFHT for the three and nine months ended September 30, 2023 and 2022 and the balance sheets data of EFHT as of September 30, 2023 are incorporated herein by reference. to the disclosure contained in EFHT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed by EFHT with the SEC on December 5, 2023.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the Management’s Discussion and Analysis of Financial Condition and Results of Operations of EFHT for the three and nine months ended September 30, 2023 and 2022 incorporated herein by reference. to the disclosure contained in the EFHT Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on December 5, 2023.

The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Humble for the three and nine months ended September 30, 2023 and 2022 is set forth below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ECD

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2023 and 2022, our audited financial statements as of and for the years ended December 31, 2022 and 2021, and other information included in the Proxy Statement/Prospectus beginning on page 116. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this report. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “ECD,” “we”, “us”, “our”, and the “Company” are intended to refer to (i) following the Business Combination (as defined below), the business and operations of ECD and its consolidated subsidiaries, and (ii) prior to the Business Combination, ECD (the predecessor entity in existence prior to the consummation of the Business Combination) and its consolidated subsidiary.

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws. In addition, any statements that refer to projections (including EBITDA and cash flow), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements. When used in this proxy statement/prospectus, words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. When the Company discuss strategies or plans, including as they relate to the Business Combination, the Company is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management. Forward-looking statements may include, but are not limited to:

●	ECD has a limited operating history with a history of losses and expects to incur significant expenses for the near term.

●	If we fail to manage our growth effectively, our business could be harmed.

●	ECD’s business strategy may not be successfully implemented, which could negatively impact its financial results and stock price.

●	ECD’s vehicles are highly customized and may not perform in a manner consistent with every customer’s expectations.

●	ECD’s business is highly dependent on the price, availability and quality of base vehicles.

●	ECD’s ability to predict future demand for its vehicles and inventory is limited, which limits the accuracy of ECD’s financial forecasts.

●	ECD does not have a diversified range of operations or portfolio of investments, and ECD’s business is highly specific to the customization and restoration of Land Rover Series, Land Rover Defenders, Range Rover Classics and Jaguar car models.

●	ECD’s business is highly specialized and dependent on a continuing demand for high-end, luxury customer passenger vehicles.

●	ECD may fail to adequately obtain, maintain, enforce and protect ECD’s intellectual property and may not be able to prevent third parties from unauthorized use of ECD’s intellectual property and proprietary technology.

●	ECD’s business depends on the success of its marketing strategies.

●	ECD’s success is dependent on the continued leadership and experience of ECD Securityholders, and the loss of their services may have a material and adverse effect on ECD’s operations and financial condition.

●	We may lose or fail to attract and retain key management personnel and salaried employees.

●	The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

●	ECD may incur material losses and costs as a result of warranty claims and product liability and intellectual property infringement actions that may be brought against ECD.

●	ECD’s business could be adversely affected by computer malware, viruses, ransomware, hacking, phishing attacks and security threats, including cybersecurity threats and related disruptions, which could result in security and privacy breaches and interruption in service.

The forward-looking statements are based on the current expectations of the Company’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed herein and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Business Overview and Strategy

ECD is an award winning, custom-car builder with a focus on British classic vehicles. We provide clients a one-of-a kind immersive luxury automotive design experience for each of its unique custom builds, where customers may design every aspect of the vehicle. In sequence, our highly trained technicians, master-certified ASE craftsmen, hand-built, from the ground up, in 2,200 man-hours, a completely restored vehicle, replacing substantially its every single component– customizing the engine, the color, the seating, the stitching, the electronics and the cosmetic finishes. All elements of the process are completed in-house. We primarily earn our revenue from the sale of the customized vehicle directly to the customer, as well as by providing repair or upgrade services to customers, and from the sale of extended warranties. Occasionally we earn commissions on resale of used vehicles that were originally built by us. Our revenues, net, were $6.2 million and $3.7 million and $15.7 million and $11.1 million for the three and nine months ended September 30, 2023 and 2022, respectively. We had net income of $0.7 million and $1.1 million for the three and nine months ended September 30, 2023, respectively and net loss of $0.08 million for the three and nine months ended September 30, 2022.

The Company’s business is subject to retail industry trends and conditions and the sales of new and used vehicles. Worldwide economic conditions impact consumer spending and if the global macroeconomic environment deteriorates, this could have a negative effect on the Company’s revenues and earnings.

Although we believe that our product is geared towards a certain customer base that is not as vulnerable to the global economic conditions, there are certain levels of volatility related to domestic and international markets, increased competition by manufacturers, technological advancements, customer acceptance, discretionary consumer spending and general economic conditions. All of our products are subject to price fluctuations in materials and labor costs, which could affect the carrying value of inventories and gross margins in the future.

Our headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, FL, where 65 employees are currently located, including 60 talented craftsmen and technicians, who hold a combined 61 National Institute for ASE and 5 master level certifications. ECD, by means of ECD UK, operates a logistics center in the United Kingdom where its professionals work to source and transport over-25-year-old work vehicles back to the United States for restoration.

Merger with EF Hutton Acquisition Corporation I

On March 3, 2023, EF Hutton Acquisition Corporation I (“EFHT” or the “Registrant”) entered into a Merger Agreement (the “Agreement”) with the Company and EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of the Registrant, pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and becoming a wholly-owned subsidiary of EFHT (the “Merger”). In connection with the Merger, EFHT changed its name to “ECD Automotive Design, Inc.” The Board of Directors of the Registrant (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of the Registrant. On October 14, 2023, EFHT, the Company, ECD UK, Merger Sub and Scott Wallace, as the Securityholder Representative entered into an amendment to the Merger Agreement. A copy of the Merger Agreement and the First Amendment to the Merger Agreement, dated as of October 14, 2023 is attached to this proxy statement/prospectus as Annex A. At the closing of the Merger, EFHT will issue (a) 25.1 million shares of its common stock, par value $0.0001 per share (the “EFHT Common Stock”), (b) 39,000 shares of EFHAC Series A Convertible Preferred Stock, (c) a warrant to purchase 1,091,525 shares of EFHAC Common Stock (“Common Shares Warrant”) and (d) a warrant to purchase 15,819 shares of EFHAC Series A Convertible Preferred Stock (“Preferred Shares Warrant”) to the ECD Securityholders, as further described in the Merger Agreement. EFHT will also pay the ECD Initial Securityholders a cash payment of $2,000,000 as consideration for the Merger.

Recent Developments

On September 28, 2023, ECD entered into a loan and security agreement (the “Loan and Security Agreement”) with Context Credit Holdings, LP (“Edge”) for a $10,000,000 revolving credit facility (the “Edge Facility”). Under the Edge Facility, Edge will make borrowing base advances against ECD’s accounts receivables, up to a limit of 90% of eligible accounts receivable as determined according to the Loan and Security Agreement. The Edge Facility has a two-year term, subject to renewal at Edge’s discretion. The advances will bear interest at a per annum rate equal to (a) the Base Rate plus (b) 7.00%; the “Base Rate” means the greater of (i) 6.50% and (ii) the Wall Street Journal Prime Rate (floating with daily resets) as publicly announced to be in effect from time to time. Pursuant to the Loan and Security Agreement, ECD may at any time terminate the Edge Facility with 60 days’ prior written notice. ECD has agreed with the Lender under the SPA that, by the closing date for the issuance of the Note, it will either have (i) delivered an irrevocable notice to terminate the Loan and Security Agreement or (ii) entered into an intercreditor agreement with Edge and the Collateral Agent (as defined in the SPA).

The Edge Facility is secured by a blanket lien on all corporate assets, including a perfected first-priority lien on and security interest in all ECD’s assets, including accounts receivables, inventory, equipment, real estate, contracts, general intangibles, and proceeds thereof. Also, each of the ECD Initial Securityholders has entered into a personal guaranty with Edge with respect to the Edge Facility.

Subsequent to September 30, 2023, the Company has drawn down $3.2 million of the Edge Facility.

On October 6, 2023, ECD amended its articles of incorporation which authorized 100 shares of common stock with no par value to authorize 500,000,000 shares of common stock (“ECD Common Stock”) with no par value and 20,000,000 shares of preferred stock with no par value (“ECD Preferred Stock”). Included in this amendment, the Company created and designated 54,819 shares of preferred stock as “Series A Convertible Preferred Stock.”

Effective October 11, 2023, ECD closed the transaction memorialized in the Securities Purchase Agreement, dated October 6, 2023 (the “Humble SPA”) by and between ECD and Defender SPV LLC (the “Investor”) pursuant to which ECD agreed to issue to the Investor (i) 39,000 shares of Series A Convertible Preferred Stock of the Company convertible into shares of ECD Common Stock; (ii) 1,100,000 shares of ECD Common Stock; (iii) a warrant to acquire 1,091,525 additional shares of ECD Common Stock; and (iv) a warrant to acquire 15,819 shares of ECD Series A Convertible Preferred Stock, for a purchase price equal to $300,000.

Key Factors Affecting Results of Operations

We have set out below a discussion of the key factors that have affected our financial performance and that are expected to impact our performance going forward. These factors present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors”.

Supply Chain Management

During March 2020, a global pandemic was declared by the World Health Organization related to the rapidly growing outbreak of COVID-19. The pandemic has significantly impacted the economic conditions in the United States, as federal, state, and local governments have reacted to the public health crisis, creating significant uncertainties in the United States, as well as the global economy. In the interest of public health and safety, U.S. jurisdictions (national, state, and local) where our primary operations and those of many of our customers are located, required mandatory business closures and capacity limitations, or other restrictions for those that were permitted to continue to operate. In view of such restrictions, we interrupted our operations on April 1, 2020 and paid all staff a retained reduced rate during the closure. We progressively resumed productions as from May 1, 2020, reaching our standard production levels by June 2020. Such interruption caused us to produce six fewer vehicles in 2020 compared to budget.

Due to the 2020 COVID-19 pandemic, our operations were primarily impacted by the disruption in the global supply chain and price increases in materials and shipping costs, but not in our internal operations, as we and our major suppliers were considered part of the essential activities. In 2020, the cost of available shipping increased due to the lack of port workers and tractor trailer drivers, which negatively affected the transit of cargo ships and caused delays in the delivery of merchandise. At the time, we mostly relied on the Ports of Brunswick and Savannah for the delivery of our parts and materials into the United States. Consequently, in order to mitigate such impacts, we have included additional shipping routes to our operations, namely the Ports of Baltimore, Jacksonville, and Everglades (Miami). In 2021, we avoided impacts to our operations by stocking raw materials and internal inventory prior to our closure in April 2020, ensuring that we would be able to operate at a normal pace once we resumed operations. We estimate that such disruptions in our logistics caused a loss of approximately $1.7 million on our annual revenue and of $200,000 on our net profit in 2020.

During 2022, our North Line was open and operating at its full capacity completing four to five full builds per month.

We continue to explore opportunities to reduce our costs, improve efficiencies, and increase our margins. As a result of these efforts, in July 2021, two shareholders of the Company opened ECD UK. ECD UK was formed to facilitate procuring parts and vehicles overseas for the Company. For additional information, see item “Summary – The Parties to the Business Combination – Humble Imports Inc.”

We continue to focus on cash flow and anticipate having sufficient resources to operate during 2023.

Manufacturing Facility Expansion

On August 11, 2021, we entered into a lease agreement, whereby the Company agreed to lease 100,000 sq. ft. of manufacturing, warehouse, and office space in Kissimmee, Florida, for a term of 125 months following the lease commencement date. The new state-of-the art facility allows for production efficiencies, enables us to scale our productions, and positions us for extensive growth. We anticipate increasing our production by approximately 20% in 2023 utilizing one shift. We are planning to add additional 10,000 sq. ft. space in the second half of 2023 to accommodate the storage of delivery ready vehicles as well as base vehicles shipped from ECD UK.

Our Growth Plans

We introduced Jaguar E-type in 2022, which we sell at a higher price point and with a higher gross margin as compared to our traditional Land Rover Defender, Range Rover and Land Rover Series models. We currently use a third of our production floor for quality control and warranty services. We plan to relocate our quality and warranty services in 2024 to a new facility that will function as a warranty, used vehicles sales, and service center, and to add a third production area that will focus on iconic American vehicles. We expect to incur one-time expenses of approximately $300,000 to move the service center, comprising moving costs of $250,000 and engineering costs of $50,000. We anticipate annual costs of approximately $360,000 to operate the warranty, used vehicle sales, and service center. As part of this change, we expect to hire 10 technicians in 2024, at an estimated annual cost of approximately $620,000, which will enable us to launch the addition of the iconic American vehicle products. We expect our margins to further improve as we increase scale, resulting in lower component costs and improved absorption of our fixed manufacturing overhead.

We anticipate opening new marketing channels in 2023. We intend to (i) include outreach events in the U.S. locations where we have experienced high customer demand, (ii) introduce various events on-site with attendance of market influencers increasing customer participation, (i) scale marketing by increasingly building our relationship with the press and social influencers; and (ii) expand our presence in international markets, such as Europe, Canada and United Arab Emirates.

Financial Condition

Our main sources of funds are customer deposits and collections of accounts receivable. The Company relies on customer deposits to fund working capital requirements. Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives approximately 50% of the total consideration of the contract from its customers as acceptance of contract, which are initially recorded as customer deposits, and are recognized as net revenue when the products are shipped. As of September 30, 2023, the Company had customer deposits in the amount of $8,905,411. In addition to the customer deposits, at September 30, 2023, the Company had $10,813,544 million of contract consideration allocated to a performance obligation not yet completed.

As of September 30, 2023, we had cash and cash equivalents of $5,182,541 and working capital deficit of $2,531,067. We are uncertain that our current cash and cash equivalents, and projected cash flow from operations will provide us with sufficient liquidity to satisfy our cash requirements for working capital, capital expenditures, and commitments on both a short-term and long-term basis. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company or will be sufficient to enable the Company to fully complete its development activities or sustain operations.

On September 28, 2023, ECD entered into a loan and security agreement (the “Loan and Security Agreement”) with Context Credit Holdings, LP (“Edge”) for a $10,000,000 revolving credit facility (the “Edge Facility”). Under the Edge Facility, Edge will make borrowing base advances against ECD’s accounts receivables, up to a limit of 90% of eligible accounts receivable as determined according to the Loan and Security Agreement. The Edge Facility has a two-year term, subject to renewal at Edge’s discretion. The advances will bear interest at a per annum rate equal to (a) the Base Rate plus (b) 7.00%; the “Base Rate” means the greater of (i) 6.50% and (ii) the Wall Street Journal Prime Rate (floating with daily resets) as publicly announced to be in effect from time to time. Pursuant to the Loan and Security Agreement, ECD may at any time terminate the Edge Facility with 60 days’ prior written notice. ECD has agreed with the Lender under the SPA that, by the closing date for the issuance of the Note, it will either have (i) delivered an irrevocable notice to terminate the Loan and Security Agreement or (ii) entered into an intercreditor agreement with Edge and the Collateral Agent (as defined in the SPA).

The Edge Facility is secured by a blanket lien on all corporate assets, including a perfected first-priority lien on and security interest in all ECD’s assets, including accounts receivables, inventory, equipment, real estate, contracts, general intangibles, and proceeds thereof. Also, each of the ECD Initial Securityholders has entered into a personal guaranty with Edge with respect to the Edge Facility.

As of September 30, 2023, the Company has drawn down $3.2 million of the Edge Facility.

Components of Results of Operations

We manage our business globally within one operating segment, which is consistent with how our management reviews our business, makes investment and resource allocation decisions and assesses operating performance.

Net Revenues

Our Net Revenues consist of product revenue, service revenue, and warranty revenue. Each of the categories are described below.

Product Revenue – Parts and Builds

The Company generates revenue through the sale of rebuilt or upgraded Land Rover Defender, Range Rover Classics, Land Rover Series and Jaguar E-Types vehicles directly to customers. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on specific payment and shipping terms in the arrangement. The entire transaction price is allocated to this single performance obligation. Product revenue is recognized shortly after a customer sends the final balance due, once our client services team carry out all of the necessary paperwork to assign title/registration to the customer.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives from 25% to 50% of the total consideration of the contract from its customers as acceptance of contract, excluding any upgrades, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped.

Service Revenue

The Company generates revenue through providing repair or upgrade service to customers. The Company agrees with the customer on a budget and deliverable. This is typically evidenced by an email, including the quote of our works, prepared by the accounting software Xero, which represents the customer arrangement. There is a single performance obligation, which is the Company’s promise to perform the retrofit, repair or upgrade work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair or upgrade work is completed, and the customer receives the vehicle.

Warranty Revenue

The Company generates revenue through the sale of extended warranties to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually two years. The Company has elected to apply the optional exemption provided in ASC 606 and, therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work; however, it shall not be required to discount the transaction price.

Cost of Goods Sold

Our cost of goods sold primarily consist of cost of materials, labor costs, shipping and freight, customs and duty, outside services, as well as tools and supplies used in the manufacturing facility. Labor costs are tracked by direct labor, warranty labor, and quality control labor.

Sales and Marketing Expenses

The Company’s sales and marketing expenses primarily consist of advertising costs, public relations, marketing and promotional expenses, travel costs, and printing expenses. We expect selling and marketing expenses will increase in absolute terms with the continued growth of our business and the introduction of new marketing channels.

General and Administrative Expenses

The Company’s general and administrative expenses primarily consist of salaries, benefits and other personnel related costs, professional fees, information technology, outside services, transportation costs, occupancy costs, employee recruitment and training costs, and general office expenses. We expect general and administrative expenses will increase in absolute terms to support continued growth of our business. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Depreciation Expense

The Company’s depreciation expense consists of depreciation of our long-term assets, building improvements, manufacturing equipment and tooling, office equipment, and furniture and fixtures. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years.

Other Income and Expenses

The Company’s other income and expenses primarily consist of interest income and expense, gain (loss) on sale of assets, resale commissions income, and other income and expense items. These categories are described in more detail below.

Resale Commissions Income

Our resale commissions income represents commissions earned from the resale of used vehicles originally built by us that we buy back from customers.

Interest Income and Expense

Our interest income represents bank interest earned on cash in the Company’s savings account. Interest expense represents interest on the loan under Letter of Credit Agreement with a third party. The interest is equal to 20% of gross profit earned by ECD from resale commissions income.

Gain (Loss) on Sale of Assets

Gain or loss on sale of assets represents any gain or loss realized from disposition of the Company’s long-term assets.

Other Income and Expense

The Company’s other income and expenses represent foreign currency exchange gains and losses and other miscellaneous items, such as vendor refunds.

Results of Operations

To provide readers with meaningful comparisons, the following analysis provides comparisons of the unaudited financial results for the three and nine months ended September 30, 2023 with the three and nine months ended September 30, 2022. We analyze and explain the differences between periods in the specific line items of the Consolidated Statements of Operations and Comprehensive (Loss) Income. The following table sets forth our results of operations for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenue, net	$6,211,371	$3,706,746	15,657,587	11,102,471
Cost of goods sold	4,014,570	2,753,870	10,211,609	8,497,456
Gross profit	2,196,801	952,876	5,445,978	2,605,015

Operating expenses
Sales and marketing expenses	100,038	71,671	306,826	220,317
General and administrative expenses	1,417,377	938,149	4,053,994	2,783,850
Depreciation expenses	31,201	24,951	85,195	68,841
Total operating expenses	1,548,616	1,034,771	4,446,015	3,073,008

Loss from operations	648,185	(81,895)	999,963	(467,993)

Other income (expense)
Interest income, net	6,654	69	27,304	210
Resale commissions income	42,370	52,000	86,370	444,659
Other income (expense), net	(29,396)	(56,454)	12,500	(54,714)
Total other income (expense), net	19,628	(4,385)	126,174	390,155

Net Income (Loss)	$667,813	$(86,280)	1,126,137	(77,838)

Net income (loss) per common share, basic and diluted	$6,678	$(863)	11,261	(778)
Weighted average number of common shares outstanding, basic and diluted	100	100	100	100

Three and Nine Months Ended September 30, 2023 Compared to the Three and Nine Months Ended September 30, 2022

Continuing Operations

The tables presented in this section set forth, for the periods indicated, certain Statement of Operations data for the three and nine months ended September 30, 2023, and September 30, 2022.

Net Revenue by Product Category

The following table summarizes the Company’s net revenues disaggregated by product category:

	Three Months Ended September 30,
	2023	2022	Change	Change %
Parts	$15,699	$14,282	1,417	9.9%
Builds	6,179,087	3,675,222	2,503,865	68.1%
Service	-	-	-	-%
Warranty	16,585	17,242	(657)	(3.8)%
Total revenues, net	$6,211,371	$3,706,746	2,504,625	67.6%

	Nine Months Ended September 30,
	2023	2022	Change	Change %
Parts	$33,799	$46,967	(13,168)	(28.0)%
Builds	15,525,505	10,930,275	4,595,230	42.0%
Service	30,950	-	30,950	-%
Warranty	67,333	125,229	(57,896)	(46.2)%
Total revenues, net	$15,657,587	$11,102,471	4,555,116	41.0%

Vehicle builds represented 99.5% of the revenue for the three months ended September 30, 2023, compared to 99.1% for the three months ended September 30, 2022, and increased $2,503,865 for the three months ended September 30, 2023, as compared to the prior period. The primary driver of the revenue increase in the third quarter of 2023 compared to the third quarter of 2022 was the increase in average selling price per vehicle by $64,123 and increased production due to efficiency improvements. The increased average selling price contributed $1,545,078 to the increase in revenue and the increase in production contributed $961,850 to the increase in revenue. We completed 19 vehicle builds in the third quarter of 2023 as compared to 15 vehicle builds in the third quarter of 2022.

Vehicle builds represented 99.2% of the revenue for the nine months ended September 30, 2023, compared to 98.4% for the nine months ended September 30, 2022, and increased $4,595,230 for the nine months ended September 30, 2023, as compared to the prior period. The primary driver of the revenue increase in the first nine months of 2023 compared to the first nine months of 2022 was the increase in average selling price per vehicle by $64,538 and increased production due to efficiency improvements. The increased average selling price contributed $2,025,955 to the increase in revenue and the increase in production contributed $2,581,539 to the increase in revenue. We completed 46 vehicle builds in the third quarter of 2023 as compared to 40 vehicle builds in the third quarter of 2022.

Parts, service, and warranty represent a small portion of our revenue. Those categories combined represented 0.5% of the revenue for the three months ended September 30, 2023, compared to 0.9% for the three months ended September 30, 2022, an increase of $760 for the three months ended June 30, 2023, as compared to the three months ended June 30, 2022. Those categories combined represented 0.8% of the revenue for the nine months ended September 30, 2023, compared to 1.6% for the nine months ended September 30, 2022, a decrease of $40,114 for the nine months ended September 30, 2023, as compared to the nine months ended September 30, 2022.

Gross Profit and Gross Margin Percentage

	Three Months Ended September 30,
	2023	2022	Change	Change %
Parts	$13,657	$9,933	$3,724	37.5%
	87.0%	69.6%	17.4%
Builds	2,186,940	934,415	1,252,526	134.0%
	35.4%	25.42%	10.0%
Service	0	0	0	0.0%
	0.0%	0.0%	0.0%
Warranty	(3,797)	8,528	(12,325)	(144.5)%
	(22.9)%	49.5%	(72.4)%
Total Gross Profit	$2,196,801	$952,876	$1,243,925	131%
	35.4%	25.7%

	Nine Months Ended September 30,
	2023	2022	Change	Change %
Parts	$27,774	$38,037	$(10,263)	(27.0)%
	82.2%	81.0%	(1.2)%
Builds	5.371,812	2,472,447	2,899,366	117.3%
	34.1%	22.6%	12.0%
Service	18,168	0	18,168	NA
	58.7%	0.0%	58.7%
Warranty	28,223	94,532	(66,308)	(70.1)%
	41.9%	75.5%	(33.6)%
Total Gross Profit	$5,445,977	$2,605,015	$2,840,962	109%
	34.8%	23.5%

Gross margins in the Parts category decreased as a result of a product mix in this category.

Gross margins in the Builds category increased by 10.0% for the three months ended September 30, 2023, compared to the three months ended September 30, 2022, and 12.0% for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, due to a decrease in the cost of materials. Cost of materials decrease contributed approximately 23.7% and 30.3%, for the three and nine months, respectively to the increase in the gross margin driven by purchasing savings. These decreases were offset by a moderate increase in labor costs primarily due to increased headcount in the quality control department. The Company continues actively working to further improve margins by achieving better production efficiencies and introducing more robust procurement strategies.

Gross margins in the Warranty category for the three and nine months ended September 30, 2023 decreased as compared to the three and nine months ended September 30, 2022, mostly attributable to an increase in warranty labor costs.

Operating Expenses

	Three Months Ended September 30,
	2023	2022	Change	Change %
Operating expenses
Sales and marketing expenses	$100,038	$71,671	$28,367	39.6%
General and administrative expenses	1,417,377	938,149	479,228	51.1%
Depreciation expenses	31,201	24,951	6,250	25.0%
Total operating expenses	$1,548,616	$1,034,771	$513,845	49.7%

	Nine Months Ended September 30
	2023	2022	Change	Change %
Operating expenses
Sales and marketing expenses	$306,826	$220,317	$86,509	39.3%
General and administrative expenses	4,053,994	2,783,850	1,270,144	45.6%
Depreciation expenses	85,195	68,841	16,354	23.8%
Total operating expenses	$4,446,015	$3,073,008	$1,373,007	44.7%

The Company experienced an overall increase in operating expenses of $513,845 for the three months ended September 30, 2023, as compared to the three months ended September 30, 2022 and $1,373,007 for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

For the three months ended September 30, 2023, selling and marketing expenses increased $28,367, as compared to the three months ended September 30, 2022 and for the nine months ended September 30, 2023, selling and marketing expenses increased $86,509, as compared to the nine months ended September 30, 2022. This increase was primarily attributable to an increased volume of advertising and printing as the Company increased its advertising, promotions, and social media presence in response to higher online traffic as well as due to the increased price of web advertising compared to the prior year.

General and administrative expenses increased $479,228 during the three months ended September 30 2023, as compared to the three months ended September 30, 2022 and $1,270,144 for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. The primary driver for the increase in general and administrative expenses for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022 was approximately $180,000 of legal and accounting fees related to the Merger. Other increases were related to an increase in office salaries of $155,000, higher occupancy costs of $130,000, and an increase in employee benefits costs of approximately $14,000 increased general and administrative expenses. The primary driver for the increase in general and administrative expenses for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022 was approximately $700,000 of legal and accounting fees related to the Merger. Other increases were related to an increase in office salaries of $200,000, higher occupancy costs of approximately $300,000, and an increase in employee benefits costs of approximately $70,000 increased general and administrative expenses.

Other (Expense)Income

	Three Months Ended September 30,
	2023	2022	Change	Change %

Interest income (expense), net	$6,654	$69	$6,585	9,543%
Resale commissions income	42,370	52,000	(9,630)	(18.5)%
Other expense, net	(29,396)	(56,454)	27,058	(47.9)%
Total other income (expense), net	$19,628	$(4,385)	$24,013	(547.6)%

	Nine Months Ended September 30,
	2023	2022	Change	Change %

Interest income, net	$27,304	$210	$27,094	100%
Resale commissions income	86,370	444,659	(358,289)	(80.6)%
Other income (expense), net	12,500	(54,714)	67,214	(122.8)%
Total other income, net	$126,174	$390,155	$(263,981)	(67.7)%

For the three months ended September 30, 2023, depreciation expense increased $6,250, as compared to the three months ended September 30, 2022 and for the nine months ended September 30, 2023, depreciation expense increased $16,354, as compared to the nine months ended September 30, 2022. This increase was primarily due to additional depreciation related to the buildout costs for the new Kissimmee facility.

Interest income, net for the three months ended September 30, 2023 and 2022 represent $6,654 and $69, respectively. Interest income for the nine months ended September 30, 2023 and 2022 represent $27,304 and $210, respectively, in interest income from bank savings account.

Resale commission income for the three and nine months ended September 30, 2023 was $42,370 and $86,370, respectively. Resale commission income for the three and nine months ended September 30, 2022 was $52,000 and $444,659, respectively. There was decrease in resale commission income as the company was focused on increasing capacity in the primary business of building new vehicles.

For the three months ended September 30, 2023, other expense decreased $27,058, as compared to the three months ended September 30, 2022. For the nine months ended September 30, 2023, other income, net increased $67,214, as compared to the nine months ended September 30, 2022. This increase was primarily related to a loss on a disposal of an asset in the third quarter of 2022 that did not recur in 2023.

Liquidity and Capital Resources

Uses and Availability of Funds

Our primary sources of funds are customer deposits, collections of accounts receivable, and proceeds from loan payable. The Company relies on customer deposits to fund working capital requirements. Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives from 25% to 50% of the total consideration of the contract, except for upgrades, from its customers as acceptance of contract, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped. As of September 30, 2023, the Company had customer deposits in the amount of $8,905,411. In addition to the customer deposits, as of December 31, 2022, the Company had $10,900,702 of contract consideration allocated to a performance obligation not yet completed.

Our primary uses of capital are, and we expect will continue to be, inventory purchases, manufacturing costs, compensation and related expenses, advertising and marketing, legal and other regulatory expenses, general administrative costs, and capital expenditures. Our capital requirements will depend on many factors, including our revenue growth rate, the timing and amount of cash received from customers, the expansion of sales and marketing activities and the timing and extent of spending to support development efforts.

Financial Condition

We are subject to credit risks, particularly if any of our receivables represent a limited number of customers. If we are unable to collect our accounts receivable as they become due, it could adversely affect our liquidity and working capital position.

Generally, we have been able to collect our accounts receivable in the ordinary course of business. We hold vehicles as collateral to secure payment from customers. We do not have trade credit insurance on any of our customers to mitigate accounts receivable risk.

As of September 30, 2023, we had cash and cash equivalents of $5,182,541. We are uncertain that our current cash and cash equivalents, and projected cash flow from operations will provide us with sufficient liquidity to satisfy our cash requirements for working capital, capital expenditures, and commitments on both a short-term and long-term basis. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company, or at all, or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities may also provide for rights, preferences or privileges senior to those of holders of ECD Common Stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences and privileges senior to those of preferred and common stockholders. The terms of debt securities could impose significant restrictions of the Company’s operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing. Our liquidity and capital resources have not been materially affected by the COVID-19 pandemic and related volatility and slowdown in the global financial markets to date.

Cash Flows

Cash flows for the nine months ended September 30, 2023 and 2022

As of September 30, 2023, we had a working capital deficit of $2,531,067, which includes cash and cash equivalents of $5,182,541, compared with a working capital deficit of $3,265,743 at September 30, 2022, which included cash and cash equivalents of $2,717,371. Increases in inventory, accounts receivable, and current lease liability were primary drivers that resulted in the increase of working capital deficit. We plan to use our current cash position as well as collections from accounts receivable, and the cash generated from our operations, when applicable, to fund the current operations of the business. The following table summarizes our cash flow activity for the periods presented:

	For Nine Months Ended September 30
	2023	2022
Cash Provided By (Used In)
Operating Activities	$(1,283,420)	$539,919
Investing Activities	(26,289)	(413,343)
Financing Activities	2,977,367	(217,847)
Net increase (decrease) in cash and cash equivalents	$1,667,658	$(91,271)

Net cash provided by/used in operating activities

Operating activities used cash of $1,283,420 for the nine months ended September 30, 2023, due to the increase in inventory, increase in accounts receivable, and decrease in current lease liability and decrease in customer deposits. This was offset primarily by the increase in accounts payable and funds received related to the employee retention tax credit (“ERTC”) receivable.

During the nine months ended September 30, 2022, operating activities provided cash of $539,919, due to factors including an increase in customer deposits, increase in accounts payable, and funds received related to ERTC receivable. This was offset by increases in accounts receivable.

Net cash used in investing activities

Investing activities used cash of $26,289 for the nine months ended September 30, 2023, related to purchasing of warehouse and office equipment.

Investing activities used cash of $413,343 for the nine months ended September 30, 2022, primarily due to the capital expenditures related to the new Kissimmee facility build out costs.

Net cash used in/provided by financing activities

Financing activities provided cash of $2,977,367 for the nine months ended September 30, 2023, primarily related to proceeds from a line of credit of 3,200,000 offset by distributions to the shareholders.

Financing activities used cash of $217,847 for the nine months ended September 30, 2022, due to distributions to the shareholders.

Contractual Obligations and Commitments

The following table summarizes our future material cash requirements from contractual or other obligations at September 30, 2023:

	Amount of Commitment Expiration per Period
		Less than	1-3	4-5	After
Contractual Cash Obligations	Total	1 Year	Years	Years	5 Years
Operating lease obligations (1)	$4,384,928	$317,268	$1,476,476	$1,037,430	$1,553,754
Total contractual cash obligations	$4,384,928	$317,268	$1,476,476	$1,037,430	$1,553,754

Other Commitments
Letter of Credit agreement (2)	$500,000	$500,000	$—	$—	$—
Purchase obligations (3)	1,506,349	—	1,506,349	—	—
Total commercial commitments	$2,006,349	$500,000	$1,506,349	$—	$—
Total Commitments	$6,391,277	$817,268	$2,982,825	$1,037,430	$1,553,754

(1)

Represents total principal payments due under U.S. and U.K. operating lease obligations. Total current balances (included in other current liabilities) due under operating leases are $317,268 and none, respectively, at June 30, 2023 and June 30, 2022. Total long-term balances due under finance and operating leases are $4,238,746 and none, respectively at June 30, 2023 and June 30, 2022, respectively.

(2)	Represents repayment of the loan under Letter of Credit Agreement with a third party, pursuant to which the Company borrowed $500,000 from the third party bearing no interest and due on December 15, 2023. As additional consideration for the loan, the Company agrees to pay the third party an amount equal to 20% resale commissions of the Company’s gross profits for each used vehicle sold by the Company during the term of the agreement.

(3)	Represents purchase obligations under an Exclusive Supplier Agreement with a third party, pursuant to which the third party issued a pre-bate in the amount of $277,642 to the Company in exchange for the Company’s commitment to purchase $1,506,349 of the third party’s products. The Company shall use the $277,642 as working capital or otherwise in the operation of the Company’s collision center business.

We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations, available borrowings and possible future public or private debt and/or equity offerings. At times, we evaluate possible acquisitions of, or investments in, businesses that are complementary to ours, which transactions may require the use of cash. We believe that our cash, other liquid assets, operating cash flows, credit arrangements, and access to equity capital markets, taken together, provides adequate resources to fund ongoing operating expenditures for the next twelve months. In the event that they do not, we may require additional funds in the future to support our working capital requirements, or for other purposes, and may seek to raise such additional funds through the sale of public or private equity and/or debt financings, as well as from other sources. No assurance can be given that additional financing will be available in the future or that if available, such financing will be obtainable on terms favorable when required.

Impact of Inflation and Currency Fluctuation

While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we have experienced varying levels of inflation during the year ended December 31, 2022, resulting in part from various supply chain disruptions, increased shipping and transportation costs, increased product costs, increased labor costs in the supply chain and other disruptions caused by the COVID-19 pandemic and the uncertain economic environment. We have also experienced varying levels of inflation during the three and six months ended June 30, 2023, resulting in part from increased product costs and increased labor costs by the uncertain economic environment. The Company has been actively working to mitigate these factors through a combination of sales price adjustments and other sourcing strategies, as such issues have continued into 2023. Severe increases in inflation could affect the global and U.S. economies and could have an adverse impact on our business, financial condition, and results of operations. Inflation did not have a material impact on our operations for the years ended December 31, 2022, or December 31, 2021.

We transact business in foreign currencies and are exposed to risks resulting from fluctuations in foreign currency exchange rates. Accounts relating to foreign operations are translated into U.S. dollars using prevailing exchange rates at the relevant period end. Net currency exchange gains (losses) were not material for the three and nine months ended September 30, 2023, and September 30, 2022.

Seasonality

We typically do not experience seasonality in our operations.

Related Party Transactions

The Company has related party transactions consisting of payments for services provided by companies owned by certain family members of the shareholders. See Note 12 of the Notes to the Consolidated Financial Statements in the Proxy Statement/Prospectus.

Recent Accounting Pronouncements

We are required to adopt certain new accounting pronouncements. See Note 3 of the Notes to the Consolidated Financial Statements in the Proxy Statement/Prospectus.

Critical Accounting Policies and Estimates

General

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions can be subjective and complex and may affect the reported amounts of assets and liabilities, revenues, and expenses reported in those financial statements. As a result, actual results could differ from such estimates and assumptions. During 2021 and 2022, there have been continuous changes to the global economic situation, as a consequence of the COVID-19 pandemic. It is possible that this could cause changes to estimates, as a result of the financial circumstances of the markets in which the Company operates, and the health of the global economy. Such changes to estimates could potentially result in impacts that would be material to the consolidated financial statements.

While our significant accounting policies are described in more detail in Note 3 to our consolidated financial statements appearing elsewhere in the Proxy Statement/Prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequently to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Revenue Recognition

On January 1, 2020, the Company adopted ASU, “Revenue from Contracts with Customers Topic 606” (“Topic 606”), using the modified retrospective method. There was no material impact to the Company upon the adoption of Topic 606. Revenue is recognized when the Company transfers promised goods or services to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as the Company fulfils its obligations under the agreement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Product Revenue – Parts and Builds

The Company generates revenue through the sale of Land Rover and Jaguar vehicles directly to customers. The Company considers the build/sales contracts to be the contracts with the customer. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on specific payment and shipping terms in the arrangement. The entire transaction price is allocated to this single performance obligation. Product revenue is recognized when a customer obtains control of the Company’s product, which occurs at shipment.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company initially receives from 25% to 50% of the total consideration of the contract from its customers, excluding any upgrades, as acceptance of contract, which are initially recorded in customer deposits, and are recognized as net revenue when the products are shipped.

Service Revenue

The Company generates revenue through providing repair or upgrade service to customers. The Company agrees with the customer on a budget and deliverable. This is typically evidenced by an email which represents the customer arrangement. There is a single performance obligation, which is the Company’s promise to perform the repair or upgrade work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair or upgrade work is completed, and the customer receives the vehicle.

Warranty Revenue

The Company generates revenue through the sale of extended warranty to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually one year. The Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work however, it shall not be required to discount the transaction price.

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Applying the practical expedient in paragraph ASC 606-10-32-18, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 606-10-25-18B, the Company accounts for shipping and handling activities related to contracts with customers as costs to fulfil the promise to transfer the associated products. The Company records the related costs as part of the cost of goods good.

Accounts Receivable

We primarily earn our revenue from the sale of the customized vehicle directly to the customer, as well as by providing repair or upgrade services to customers, sales and from the sale of extended warranties. Occasionally we earn commissions on resale of used vehicles that were originally built by us. Accounts receivable is recorded at original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The allowance for doubtful accounts was $0 as of September 30, 2023, and December 31, 2022.

Inventories

Work in progress – shipping and consumables, and work in progress – labor costs reported in inventories are carried at the lower of cost or net realizable value. Cost is determined on the basis of the direct and indirect costs that are directly attributable to the product. The measurement of inventories is generally based on the weighted average method.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Long-Lived Assets

The Company follows a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset.

Income taxes

As an S corporation, the Company is not directly liable for federal income taxes. Such taxes are the responsibility of the individual shareholders. Income and losses for tax purposes may differ from the financial statement amounts and may be allocated to the shareholders on a different basis for tax purposes than for financial statement purposes. The shareholder’s’ equity balances as reflected in the accompanying financial statements do not necessarily represent the shareholders’ tax basis of their respective interests.

Income (Loss) Per Share

The Company accounts for net income (loss) per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. Diluted net income (loss) per share is calculated by including any potentially dilutive share issuances in the denominator. The Company does not have potentially dilutive share issuances and therefore basic and dilutive income (loss) per share is the same.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the consolidated balance sheets.

ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. Operating lease ROU asset and liability are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to the consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, accounts payable and accrued expenses, and loan payable approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of lease liability also approximates fair value since the instrument bears market rates of interest. None of these instruments are held for trading purposes.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Quantitative and Qualitative Disclosures about Market Risk

In addition to the inherent operational risks, the Company is exposed to certain market risks, primarily related to changes in interest rates and currency fluctuations.

Interest Rate Risk

Although we currently do not have investments, bank loans, or other interest-bearing financing facilities, our earnings and cash flows might be subject in the future to fluctuations due to changes in interest rates on investments or expose us to changes in short-term interest rates if interest rates on the obligations are either variable or fixed.

Foreign Exchange Risk

We conduct business in the United Kingdom and thus are exposed to market risk for changes in foreign currency exchange rates. As a result, we have exposure to British Pound foreign currency exchange rate fluctuations for purchases of inventory made outside of the U.S. as well as ECD UK operating costs, which can adversely impact our net income and cash flows. A hypothetical 10% adverse change in the foreign currency rates for our UK operations would have resulted in a negative impact on net income of approximately $24,000 for the nine months ended September 30, 2023.

Facilities/Properties

The description of the Company’s facilities is contained in the Proxy Statement/Prospectus in the section titled “Information about ECD - Facilities,” on page 133 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Company Common Stock, as of December 12, 2023, following the consummation of the Business Combination, by:

●	each person known by the Company to be the beneficial owner of more than 5% of a class of voting securities on December 12, 2023;

●	each of the Company’s officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after Closing, sole voting and investment power with respect to all shares of Company Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Company Common Stock subject to options or Warrants exercisable within 60 days from Closing are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of Company Common Stock and Voting Percentage is based on 31,874,663 shares of our Company Common Stock outstanding upon consummation of the Business Combination on December 12, 2023, but does not take into account any 11,757,500 public and private Warrants issued and outstanding as of the date hereof.

Name and Address of Beneficial Owner	Number of Shares of Common Stock		%
Emily Humble	12,240,000		38.4%
Thomas Humble	5,280,000		16.6%
Elliot Humble	1,200,000		3.8%
Scott Wallace	5,280,000		16.6%
Raymond Cole	-		-
Patrick Lavelle	-		-
Robert Machinist	-		-
Thomas Wood	50,000		*
Benjamin Piggott	604,640	(1)	1.9%
All directors and executive officers after the Business Combination as a group (9 individuals)	24,656,640		77.3%
Five Percent Holders
Defender SPV LLC	2,500,000		7.8%

*	Less than 1%

(1)	Does not include warrants to acquire 70,834 shares of Company Common Stock at $11.50 per share.

Directors and Executive Officers

The Company’s directors and executive officers after the Closing are described in the Proxy Statement/Prospectus in the section titled “Directors and Executive Officers of the Combined Company After the Business Combination,” beginning on page 195 which is incorporated herein by reference.

Director and Executive Compensation

The following persons constitute the executive officers and directors of the Company:

Name	Age	Title
Scott Wallace	53	Chief Executive Officer and Director
Raymond Cole	58	Chief Financial Officer
Emily Humble	37	Chief Product Officer and Director
Thomas Humble	37	Chief Experience Officer and Director
Elliot Humble	32	Chief Technology Officer
Benjamin Piggott	43	Director
Thomas Wood	66	Director
Robert Machinist	70	Director
Patrick Lavelle	71	Director

Information regarding the compensation of the named executive officers and directors of the Company before and after the Business Combination is set forth in the Proxy Statement/Prospectus in the section titled “Executive Compensation,” beginning on page 184 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Committees of the Board

The Combined Company’s Board will have three standing committees: an audit committee, a compensation committee and a nominating committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee operates under a charter that was approved by the Board. The Board may from time to time establish other committees.

Audit Committee

The Combined Company’s audit committee consists of Thomas Wood, Benjamin Piggott and Patrick Lavelle, each of whom is an independent director under applicable Nasdaq listing standards. Thomas Wood has been appointed chair of the audit committee. The Board has determined that Thomas Wood qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to: the appointment, compensation, retention, replacement, and oversight of the work of our independent registered public accounting firm, pre-approving all audit and permitted non-audit services to be provided by our independent registered public accounting firm, reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction and reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory, or compliance matters, including any correspondence with regulators or government agencies and any employee complaints.

Compensation Committee

The Combined Company’s compensation committee consists of Patrick Lavelle, Benjamin Piggott and Thomas Wood, each of whom is an independent director under applicable Nasdaq listing standards. Patrick Lavelle has been appointed chair of the compensation committee. The compensation committee’s duties, include, but are not limited to: determining or recommending to the Board for determination, the compensation of our executive officers, including our chief executive officer, administering our equity compensation plans, overseeing our overall compensation policies and practices, compensation plans, and benefits programs and preparing the compensation committee report that the SEC will require in our annual proxy statement.

Nominating Committee

We have established a nominating committee of the board of directors. Robert Machinist, Patrick Lavelle and Benjamin Piggott serve as members of our nominating committee. The nominating committee, among other things, will determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director, identifying and screening individuals qualified to become members of the Board and making recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders

Certain Relationships and Related Transactions, and Director Independence

Certain relationships and related person transactions of EFHT and ECD are described in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Transactions” beginning on page 215 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s board of directors has determined that each of Benjamin Piggott, Thomas Wood, Robert Machinist and Patrick Lavelle will each be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act.

Reference is made to the disclosure regarding director independence in the section of the Proxy Statement/Prospectus titled “Management After the Business Combination-Director Independence,” beginning on page 189 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement-Amended and Restated Registration Rights Agreement,” and “Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” of this Report is incorporated into this Item 2.01 by reference.

The Company adopted a formal written policy effective upon the Business Combination providing that the Company’s executive officers, directors, director nominees, beneficial owners of more than 5% of any class of the Company’s voting securities and any member of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with the Company without reporting the transaction to the company counsel and the approval of the Company’s audit and risk committee, subject to the exceptions described below.

A related party transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant in which the amount involves exceeds $120,000 in the aggregate in any fiscal year, and in which a related party had or will have a direct or indirect material interest. Transactions involving compensation provided to the Company as an employee or director and certain other transactions were reviewed and approved by the compensation committee of the Company Board.

Under the policy, the audit and risk committee of the Company Board will review all of the relevant material facts and circumstances of the proposed related party transaction, satisfy itself that it has been fully informed as to the material facts of the applicable related party’s relationship and interest, will determine if the proposed related party transaction is in the best interests of the Company and its shareholders, and will either approve or disapprove of the entry into the proposed related party transaction. In addition, under the Company’s Code of Business Conduct and Ethics, directors and executive officers have an affirmative responsibility to seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Company Board.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus titled “Information About ECD - Legal Proceedings” beginning on page 111 which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Following the Closing of the Business Combination, the Company Common Stock and the Company’s warrants to purchase Company Common Stock began trading on the Nasdaq Global Market under the symbol “ECDA” and “ECDAW,” respectively. The Company has not paid any cash dividends on its common stock to date.

The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any excess cash accumulated, which may include, among other uses, the payment of dividends on the Company Common Stock. It is not contemplated that the Company will pay cash dividends for the foreseeable future.

Recent Sales of Unregistered Securities

The description of the Company’s securities is contained in the Proxy Statement/Prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EFHT” beginning on page 134, and “Certain Relationships and Related Transactions” beginning on page 215 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

The description of the Company’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of EFHTC’s Securities Post Business Combination,” beginning on page 174 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

The Company has authorized 1,000,000,000 shares of common stock, par value $0.0001 per share (“Company Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of the Company’s Common Stock are fully paid and non-assessable. As of the Closing Date, there were 31,874,663 shares of Company Common Stock outstanding, 25,000 shares of the Company’s Series A Convertible Preferred Stock (“Company Preferred Stock”) outstanding, public warrants to purchase 11,500,000 shares of Common Stock, private warrants to purchase 257,500 shares of Common Stock, Common Share Warrant to purchase 1,091,525 shares of Company Common Stock and a Preferred Share Warrant to purchase 15,819 shares of Company Preferred Stock. Company stockholders who hold their shares in electronic format in U.S. brokerage accounts are not deemed to be separate stockholders, as such shares are held of record by CEDE and Co., which is counted by our transfer agent as a single stockholder of record. Such holder numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

The description of the indemnification arrangements with the Company’s directors and officers is contained in Item 1.01 of this Report, which is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

See Item 4.01, below.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the Company’s financial statements and supplementary information.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of the Company.

Quantitative and Qualitative Disclosures about Market Risk

The description of the Company’s quantitative and qualitative disclosures about market risk is contained in the Proxy Statement in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ECD,” beginning on page 116 of the Proxy Statement, which is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

At the Special Meeting, EFHT’s stockholders also approved a Second Amended and Restated Certificate of Incorporation (“Amended Charter”) to, among other things, change EFHT’s name to “ECD Automotive Design, Inc.”, increase the total number of authorized shares of Company Common Stock from 100,000,000 to 1,000,000,000 and the number of authorized preferred stock from 1,000,000 to 20,000,000, add classes of the Combined Company’s directors and remove blank check provisions and to replace the Charter following the consummation of the Business Combination. The terms of the Amended Charter are described in greater detail in the Proxy Statement/Prospectus beginning on page 71 of the Proxy Statement/Prospectus and is incorporated herein by reference. The Amended Charter, which became effective upon filing with the Secretary of State of the State of Delaware on the Closing Date, includes the amendments proposed by the Charter Amendment Proposal.

The Board approved and adopted the Amended and Restated Bylaws of EFHT (the “Amended Bylaws”) to among other things, set the procedures to nominate directors. Copies of the Amended Charter and the Bylaws are attached hereto as Exhibit 3.3 and Exhibit 3.6, respectively, and are incorporated herein by reference.

The description of the Amended Charter and the general effect of the Amended Charter and the Bylaws upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus under the sections titled (i) “The Advisory Proposals” beginning on page 73, (ii) “Description of EFHAC Securities” beginning on page 159 and specifically “Description of EFHAC Securities Post Business Combination” beginning on page 174 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On December 12, 2023, the Business Combination closed and ECD is now a wholly owned subsidiary of the Company. The Company is in the process of engaging Marcum LLP (“Marcum”), who was the auditor for EFHT prior to the closing of the Business Combination, as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2023. However as of the date of this Report, the Company has not engaged Marcum as the Company’s independent registered public accounting firm.

Marcum’s report of independent registered public accounting firm dated March 27, 2023 on the EFHT balance sheet as of December 31, 2022, the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period March 3, 2021 (inception) through December 31, 2021, and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. Their financial statements contained an explanatory paragraph relating to substantial doubt about the ability of EFHT to continue as a going concern as described in Note 1 to the financial statements.

During the period from March 3, 2021 (EFHT’s inception) through December 31, 2022 and the subsequent interim period through September 30, 2023, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its reports on EFHT’s financial statements for such periods. During the period from March 3, 2021 (EFHT’s inception) through December 31, 2022 and the subsequent interim period through September 30, 2023, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) other than the material weakness in internal controls identified by management related to the lack of ability to account for complex financial instruments and the improper accounting and reporting in EFHT's historical financial statements of certain proceeds from EFHT's initial public offering.

During the period from March 3, 2021 (EFHT’s inception) through December 31, 2022 and the subsequent interim period through September 30, 2023, (i) the Company did not (a) consult with Marcum as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and (b) receive a written report or oral advice that Marcum concluded was an important factor considered by the Company in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) the Company did not consult Marcum on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided Marcum with a copy of the disclosures made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act and requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from Marcum is attached hereto as Exhibit 16.1.

Prior to the closing of the Business Combination, ECD’s independent registered public accounting firm for the year ended December 31, 2022, was BF Borgers CPA PC (“BF Borgers”). BF Borger’s has reviewed ECD’s unaudited financial statement for the three-months and nine-months ended September 30, 2023. The Company has not engaged BF Borgers to be the Company’s independent registered public accounting firm for the period following the closing of the Business Combination.

BF Borgers’ report of independent registered public accounting firm dated April 26, 2023 on the ECD’s balance sheet as of December 31, 2022 and December 31, 2021, the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2022 and December 31, 2021, and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. Their financial statements contained an explanatory paragraph relating to substantial doubt about the ability of ECD to continue as a going concern as described in Note 1 to the financial statements.

During the period from January 1, 2021 through December 31, 2022 and the subsequent interim period through September 30, 2023, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BF Borgers, would have caused BF Borgers to make reference thereto in its reports on ECD’s financial statements for such periods. During the period from January 1, 2021 through December 31, 2022 and the subsequent interim period through September 30, 2023, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) other than the material weakness in internal controls identified by management related to the lack of ability to account for complex financial instruments and the improper accounting and reporting in ECD's historical financial statements of certain proceeds from ECD's initial public offering.

The Company has provided BF Borgers with a copy of the disclosures made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act and requested that BF Borgers furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in this Item 4.01 in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from BF Borgers is attached hereto as Exhibit 16.2.

Item 5.01. Changes in Control of Registrant.

The information set forth above under “Introductory Note” and Item 2.01 of this Report is incorporated herein by reference. Reference is also made to the disclosure in the Proxy Statement/Prospectus in the section titled “The Business Combination Proposal (Proposal 1)” beginning on page 56, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Report, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Directors and Executive Officers

The following directors resigned in connection with the Business Combination, Joseph Rallo, David Boral, Paul Hodge, Jr., Anne Lee, and Stanley Rumbough. The following officers resigned in connection with the Business Combination, Benjamin Piggott – CEO, Joseph Rallo – Co-President, David Boral – Co-President and Kevin Bush – CFO.

The information set forth above in the sections titled “Directors and Executive Officers,” “Executive Compensation,” “Certain Relationships and Related Person Transactions, and Director Independence” and “Indemnification of Directors and Officers” in Item 2.01 is incorporated herein by reference.

Further, in connection with the Business Combination and effective December 12, 2023, each executive officer of EFHT resigned from their position, and Scott Wallace was appointed as Chief Executive Officer, Raymond Cole was appointed as Chief Financial Officer. Thomas Humble was appointed Chief Experience Officer. Emily Humble was appointed Chief Product Officer and Elliot Humble was appointed Chief Technology Officer.

Effective December 12, 2023, each of EFHT’s Board of Directors members resigned with the exception of Benjamin Piggott and Thomas Wood. Effective December 12, 2023, Scott Wallace, Thomas Humble. Emily Humble, Robert Machinist and Patrick Lavelle were appointed to the Company’s Board of Directors.

The information set forth above in the sections titled “Directors and Executive Officers,” “Director Independence,” “Committees of the Board of Directors”, “Director and Executive Compensation”, “Certain Relationships and Related Transactions” and “Indemnification of Directors and Officers” in Item 2.01 of this Report are incorporated herein by reference.

2023 Incentive Plan

In connection with the Business Combination, the Board approved the ECD Automotive Design, Inc. 2023 Equity Incentive Plan described in the Proxy Statement/Prospectus in the section entitled “Proposal No. 6 — The 2023 Equity Incentive Plan Proposal” beginning on page 76 and incorporated herein by reference. That summary of the 2023 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2023 Plan, which is filed as Annex G to the Proxy Statement/Prospectus and is incorporated herein by reference. The plan allows the Company to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants.

Decisions with respect to the compensation of the Company’s executive officers will be made by the compensation committee of the Board

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Report is incorporated by reference into this Item 5.03.

Item 5.05. Amendments to Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

In connection with the Business Combination, on December 12, 2023, the Board approved and adopted a new Code of Ethics and Business Conduct applicable to all employees, officers and directors of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or controller (or persons performing similar functions to the aforementioned officers). A copy of the Code of Ethics and Business Conduct is attached to this Report as Exhibit 14.1.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, EFHT ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the section titled “The Business Combination Proposal (Proposal 1),” beginning on page 56 of the Proxy Statement/Prospectus, and such disclosure is incorporated herein by reference. Further, the information contained in Item 2.01 of this Report is incorporated by reference into this Item 5.06.

Item 7.01 Regulation FD Disclosure

On December 13, 2023, ECD Automotive Design, Inc. issued a press release (the “Release”) announcing that the Business Combination had closed on December 12, 2023 and that the Company was going to ring the Nasdaq opening bell on the morning of December 13, 2023. A copy of the Release is attached hereto as Exhibit 99.2.

The information in this Item 7.01, including Exhibit 99.2, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Report will not be deemed an admission as to the materiality of any information of the information contained in this Item 7.01, including Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of for the years ended December 31, 2022 and 2021, the related notes and report of independent registered public accounting firm are set forth in the Proxy Statement/Prospectus beginning on page F-38 and are incorporated herein by reference.

The financial statements of EFHT for the period from March 3, 2021 (inception) through December 31, 2021, and for the year ended December 31, 2022 and 2021, the related notes and report of independent registered public accounting firm are set forth in the Proxy Statement/Prospectus beginning on page F-2 and are incorporated herein by reference.

EFHT’s Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022, Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2023 and 2022, Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022, the accompanying notes, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk are set forth in EFHT’s Form 10-Q for the quarterly period ended September 30, 2023 and are incorporated herein by reference.

Humble’s Unaudited Condensed Financial Statements for three-months and nine-months ended September 30, 2023 and 2022, the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations are attached hereto as Exhibit 99.1, respectively, and are incorporated herein by reference.

(b) Pro Forma Financial Information.

Certain unaudited pro forma condensed combined financial information is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

(c) Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this Report.

No.	Description of Exhibit
2.1	Merger Agreement, dated March 3, 2023 by and among EF Hutton Acquisition Corporation I, Humble Imports Inc. d/b/a ECD Auto Design, ECD Auto Design UK, Ltd. and EFHAC Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2023).
2.2	First Amendment, dated October 14, 2023, to the Merger Agreement by and between EF Hutton Acquisition Corporation I, Humble Imports Inc., d/b/a E.C.D. Auto Design, ECD Auto Design UK, Ltd., EFHAC Merger Sub, Inc. and Scott Wallace as Securityholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2023).
2.3*	Certificate of Merger, dated December 12, 2023.
3.1	Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I. (incorporated by reference to Exhibit 3.1 to the Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on November 6, 2023).
3.2*	Amendment to the Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I.
3.3*	Second Amended and Restated Certificate of Incorporation of EF Hutton Acquisition Corporation I
3.4*	Certificate of Designation of the Series A Convertible Preferred Stock of ECD Automotive Design, Inc., par value $0.0001 per share.
3.5*	Amended and Restated Bylaws of EF Hutton Acquisition Corporation I (incorporated by reference to Exhibit 3.3 to the Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on November 6, 2023).
3.6*	Second Amended and Restated Bylaws of ECD Automotive Design, Inc.
4.1*	Warrant to Purchase Common Stock of ECD Automotive Design, Inc.
4.2*	Warrant to Purchase Series A Convertible Preferred Stock of ECD Automotive Design, Inc.
10.1*	Company Lock-Up Agreement, dated December 12, 2023, by and among the undersigned and EF Hutton Acquisition Corporation I.
10.2*	Sponsor Lock-Up Agreement, dated December 12, 2023, by and among the undersigned and EF Hutton Acquisition Corporation I.
10.3*	Restrictive Covenant Agreement, dated December 12, 2023, by and among EF Hutton Acquisition Corporation I, Humble Imports d/b/a ECD Auto Design.
10.4*	Amended and Restated Registration Rights Agreement, dated December 12, 2023 by and among certain stockholders and EF Hutton Acquisition Corporation I.
10.5	Satisfaction and Discharge Agreement Amendment, dated October 14, 2023, by and between EF Hutton Acquisition Corporation I, EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and Humble Imports Inc. d/b/a E.C.D. Auto Design (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 17, 2023).
10.6	Amended and Restated Satisfaction and Discharge Agreement Amendment, dated December 12, 2023, by and between EF Hutton Acquisition Corporation I, and EF Hutton LLC (f/k/a EF Hutton, division of Benchmark Investments, LLC) and Humble Imports Inc., d/b/a E.C.D. Auto Design (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2023).
10.7*	Senior Secured Promissory Note, dated December 12, 2023, issued by EF Hutton Acquisition Corporation I to Defender SPV LLC
10.8*	Security Agreement, dated December 12, 2023, by and among EF Hutton Acquisition Corporation I, Humble Imports Inc. d/b/a ECD Auto Design, ECD Auto Design UK, Ltd., and Defender SPV LLC.
10.9*	Intellectual Property Security Agreement, dated December 12, 2023 by Humble Imports Inc. d/b/a ECD Auto Design, ECD Auto Design UK, Ltd in favor of Defender SPV LLC
10.10*	Registration Rights Agreement, dated December 12, 2023, by and between EF Hutton Acquisition Corporation I and Defender SPV LLC.
10.11*	Guaranty, dated December 12, 2023 by and among Humble Imports Inc. d/b/a ECD Auto Design, ECD Auto Design UK, Ltd. and Defender SPV LLC.
10.12*	Lock-up Agreement, dated December 12, 2023, by and among EF Hutton Acquisition Corporation I and certain securityholders of EF Hutton Acquisition Corporation I and Humble Imports Inc. d/b/a ECD Auto Design.
14.1*	Code of Ethics
16.1*	Letter from Marcum LLP, dated December 18, 2023
16.2	Letter from BF Borgers CPA PC, dated December 18, 2023
99.1*	Humble Imports, Inc.’s Unaudited Condensed Financial Statements for the three-months and nine-months ended September 30, 2023 and 2022
99.2*	Press Release dated December 13, 2023
99.3*	Unaudited pro forma condensed combined financial information of ECD Automotive Design, Inc.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2023

ECD AUTOMOTIVE DESIGN, INC.

	By:	/s/ Raymond Cole
	Name:	Raymond Cole
	Title:	Chief Financial Officer